Exhibit 14.1

CODE OF ETHICS

I. Introduction

This Code of Ethics (this "Code") is applicable to the officers of Secured Digital Storage Corporation ("SDS"). References in this Code of Ethics to SDS mean SDS or any of its subsidiaries.

While SDS and its stockholders expect honest and ethical conduct in all aspects of its business from all employees, SDS and its stockholders expect the highest possible standards of honest and ethical conduct from its officers. The officers are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. Compliance with this Code and all other applicable codes of business conduct or ethics adopted by the Board of Directors of SDS is mandatory and any violations will be addressed severely.

II. Conflicts of Interest

Conflicts of interest are strictly prohibited as a matter of SDS policy. Officers must be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, SDS's interests. A "conflict of interest" exists whenever an individual's private interests in any way interfere or conflict with, or appear to interfere or conflict with, the interests of SDS or make, or appear to make, it difficult for the individual to perform his or her work for SDS objectively and effectively. Conflicts of interest arise when:

(a)	personal interests interfere, or appear to interfere, in any way, with the interests of SDS (for example, competition with SDS);

(b)
undertakings for an officer's direct or indirect benefit or the direct or indirect benefit of a third party that is inconsistent with the interests of SDS (for example, causing SDS to engage in business transactions with a company under the control of an officer, whether solely or with friends or relatives);

(c)
an officer, or a member of an officer's family, receives improper personal benefits as a result of such officer's position in SDS (for example, a loan or other benefit from a third party to direct SDS business to a third-party).

There are other situations in which conflicts of interest may arise. Conflicts of interest may not always be clear-cut. Questions regarding conflicts of interest should be directed to the Company's counsel.

III. Accurate Periodic Reports

Full, fair, accurate, timely and understandable disclosure (as required in the reports and other documents that filed with, or submitted to, the SEC and in our other public communications) is critical for the Company to maintain its good reputation, to comply with its obligations under the securities laws and to meet the expectations of our stockholders and other members of the investment community. Officers are to exercise the highest standard of care in preparing such reports and documents and other public communications, in accordance with the following guidelines:

(a)	all accounting records, and the reports produced from such records, must be in accordance with all applicable laws and regulations;

(b)	all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

(c)	all accounting records must fairly and accurately reflect in reasonable detail SDS's assets, liabilities, revenues and expenses;

(d)	no accounting records may contain any false or intentionally misleading entries;

(e)	no transactions should be intentionally misclassified as to accounts, departments or accounting periods;

(f)	all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period; and

(g)	no information should be concealed from the internal auditors or the independent auditors; and compliance with SDS's system of internal controls is required.

IV. Compliance with Laws

Officers are expected to understand and comply with both the letter and spirit of all applicable laws and governmental rules and regulations.

V. Reporting Violations

Officers are expected to report any violations of this Code of Ethics promptly to the Chairman of the Board of Directors.

VI. Consequences of Non-Compliance with this Code

Violations of this Code will be reported to the Board of Directors. Failure to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the SEC) may result in disciplinary measures, up to and including discharge from SDS, and any appropriate legal action.

VII. Amendment, Modification and Waiver

This Code may be amended or modified by the Board of Directors. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board of Directors with specifically delegated authority. Waivers will be disclosed to stockholders as required by the Securities Exchange Act of 1934.